Exhibit 99.2

Rainbow National Services LLC and Subsidiaries

Management’s Discussion and Analysis of Financial
 Condition and Results of Operations

March 31, 2006 and 2005

Management’s Discussion and Analysis of Financial Condition and Results of Operations

This Quarterly Report contains statements that constitute forward looking information within the meaning of the Private Securities Litigation Reform Act of 1995, including availability under credit facilities, levels of capital expenditures, sources of funds and funding requirements, among others. Investors are cautioned that such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties and that actual results or developments may differ materially from the forward-looking statements as a result of various factors. Factors that may cause such differences to occur include, but are not limited to:

•                  the level of our revenues;

•                  the cost of programming and industry conditions;

•                  the regulatory environment in which we operate;

•                  developments in the government investigations relating to improper expense recognition and the timing of recognition of launch support, marketing and other payments under affiliation agreements;

•                  the outcome of litigation and other proceedings, including the matters described in the accompanying financial statements;

•                  general economic conditions in the areas in which we operate;

•                  demand for advertising time and space;

•                  our ability to obtain content for our programming businesses;

•                  the level of our expenses;

•                  future acquisitions and dispositions of assets;

•                  the demand for our programming among other cable television and direct broadcast satellite (“DBS”) operators and our ability to maintain and renew affiliation agreements with cable television and DBS operators;

•                  market demand for new programming services;

•                  other risks and uncertainties inherent in our programming businesses;

•                  financial community and rating agency perceptions of our business, operations, financial condition and the industry in which we operate, and the additional factors described herein.

We disclaim any obligation to update or revise the forward-looking statements contained herein, except as otherwise required by applicable federal securities laws.

Overview

We provide television programming to operators of cable television systems and DBS operators throughout the United States. We own three nationally distributed 24-hour entertainment programming networks:  AMC; WE: Women’s Entertainment, or WE; and The Independent Film Channel, or IFC.

Our future performance depends on, among other factors, general economic conditions including capital market conditions, the effectiveness of direct competition, our ability to manage our businesses effectively, and our relative strength and leverage in the marketplace, both with suppliers and customers.

We earn revenues in two principal ways. First, we receive affiliate fee payments from operators of cable television systems and DBS operators. These revenues are generally on a per subscriber basis and earned under multi-year contracts referred to as affiliation agreements with those operators. The specific affiliate fees we earn vary from operator to operator and also vary among our networks but are generally based upon the number of each operator’s subscribers who receive our programming, referred to as “viewing subscribers”. The second principal source of revenues is from advertising. Under our agreements with cable television system and DBS operators, we have the right to sell a specific amount of advertising time on our programming networks. Our advertising revenues are more variable than affiliate fees because most of our advertising is sold on a short-term basis, not under long-term contracts. Also, our advertising revenues vary based upon the popularity of our programming as measured by rating services.

We seek to grow our revenues by increasing the number of distributors that carry our services and the number of subscribers to cable television and DBS systems that receive our programming. We refer to this as our “penetration.”  AMC, which is widely distributed, has less ability to increase its penetration than WE and IFC, which are not as widely distributed as AMC, a primarily analog service. WE and IFC, although carried by many of the larger distributors, have higher growth opportunities resulting from their current carriage levels with cable television operators. IFC is currently carried primarily on digital tiers while WE is carried on either analog expanded basic or digital tiers. Therefore, WE and IFC penetration rates may increase if operators are successful in converting their analog subscribers to digital tiers of service. Our revenues may also increase over time through contractual rate increases stipulated in certain of our affiliation agreements. In negotiating for increased carriage, we may be subject to requests by distributors to make upfront payments in exchange for additional subscribers, which we record as a reduction to revenue over the period of the related subscriber guarantee, or to waive or accept lower subscriber fees if certain numbers of additional subscribers are provided. We also may help fund the distributors’ efforts to market our channels or we may permit distributors to offer limited promotional periods without payment of subscriber fees. As we continue our efforts to add subscribers, our subscriber revenue may be negatively affected by subscriber acquisition fees (deferred carriage), discounted subscriber fees and other payments; however, we believe that these transactions generate a positive return on investment over the contract period. We seek to increase our advertising revenues through intensified marketing and by airing an increased number of minutes of national advertising, but ultimately, the level of our advertising revenues is directly related to the overall distribution of our programming, penetration of our services and the popularity (including within desirable demographic groups) of our services as measured by rating services.

Our principal goals are to increase our affiliation fee revenues and our advertising revenues by increasing distribution and penetration of our services. To do this, we must continue to contract for and produce high-quality, attractive programming. Our greatest challenge arises from the increasing concentration of subscribers in the hands of a few cable television and DBS operators. This increased concentration enhances the power of those operators and could adversely affect our ability to increase the penetration of our services or even result in decreased penetration. In addition, this concentration gives those operators greater leverage in negotiating the pricing and other terms of affiliation agreements. The Company had three customers that in the aggregate accounted for approximately 37% and 35% of the Company’s consolidated net trade receivable balances at March 31, 2006 and December 31, 2005, respectively, which exposes the Company to a concentration of credit risk. These customers accounted for approximately 39% and 41% of the Company’s net revenues for the three months ended March 31, 2006 and 2005, respectively. Moreover, as a result of this concentration, the potential impact of a loss of any one of our major affiliate relationships would have a significant adverse impact on our business.

The Company classifies its business interests into two reportable segments:  AMC Networks (which comprises AMC and WE) and IFC.

Certain Transactions

The following transactions occurred during the periods covered by this Management’s Discussion and Analysis of Financial Condition and Results of Operations.

In March 2005, $155.6 million of amounts due from Rainbow Media Holdings LLC was converted to equity and recorded as a deemed capital distribution.

In August 2004, American Movie Classics Company LLC (“AMC LLC”) issued 3.5 million shares of redeemable preferred membership interests with an aggregate liquidation preference of $350.0 million to Rainbow Media Holdings LLC, which was recorded as a deemed capital distribution. In March 2005, the redeemable preferred membership interests were recontributed to a wholly-owned subsidiary of the Company and converted back to common membership interests in AMC LLC. The impact of the elimination was to reduce debt by $350.0 million and decrease member’s deficiency by the same amount in 2005.

Cautionary Note Concerning Historical Financial Statements

Investors should be aware that we are highly leveraged as a result of the financing transactions which took place in August 2004. As a result, we incur significant interest charges. In addition, our financial information does not necessarily reflect what our results of operations and financial position would have been if we had operated as an entity separate from Cablevision during the periods presented.

Results of Operations

The following table sets forth on a historical basis certain items related to operations as a percentage of net revenues for the periods indicated.

RESULTS OF OPERATIONS DATA
	Three Months Ended March 31,
	2006		2005		Increase
		% of Net		% of Net	(Decrease)
	Amount	Revenues	Amount	Revenues	in Net Income
	(dollars in thousands)

Revenues, net	$145,642	100%	$135,053	100%	$10,589

Operating expenses:
Technical and operating (excluding depreciation and amortization shown below)	45,148	31	35,056	26	(10,092)
Selling, general and administrative	44,206	30	37,019	27	(7,187)
Depreciation and amortization	15,264	10	15,357	11	93
Operating income	41,024	29	47,621	36	(6,597)
Other income (expense):
Interest expense, net	(30,507)	(21)	(28,628)	(21)	(1,879)
Miscellaneous, net	(8)	—	(19)	—	11
Income before income taxes and cumulative effect of a change in accounting principle	10,509	8	18,974	15	(8,465)
Income tax expense	(4,191)	(3)	(7,182)	(5)	2,991
Income before cumulative effect of a change in accounting principle	6,318	5	11,792	10	(5,474)
Cumulative effect of a change in accounting principle, net of taxes	(121)	—	-	—	(121)
Net income	$6,197	5%	$11,792	10%	$(5,595)

Comparison of the Three Months Ended March 31, 2006 Versus the Three Months Ended March 31, 2005

Revenues, net for the three months ended March 31, 2006 increased $10.6 million (8%) as compared to revenues for the same period in the prior year. The net increase is attributable to the following:

(dollars in millions)

Increase in advertising revenue	$7.1
Increase in affiliate revenue	3.5
$10.6

The increase in net revenue from advertising for the three months ended March 31, 2006 compared to the same period in the prior year is driven by increases at AMC Networks and IFC of $5.8 million and $1.3 million, respectively. The increase in advertising revenue at AMC Networks is driven by increased rates and units sold. The increase in net affiliate revenue for the three months ended March 31, 2006 compared to the same period in the prior year is driven by increases at AMC Networks and IFC of $1.4 million and $2.1 million, respectively, resulting from an increase in programming network subscribers and rate increases. Viewing subscribers as of March 31, 2006 compared to the same period in the prior year, increased 7.6% and 1.3% at IFC and AMC Networks, respectively.

The Company believes the WE and IFC programming services may benefit from increased distribution, especially on the digital tiers of cable television operators as digital capacity continues to become available; and increased advertising revenues as cable networks, including ad-supported niche programming networks (such as WE), attract a greater advertising market share. These increases would be offset by the potentially negative effects on negotiated net effective rates for our programming services that may result from the consolidation of cable television operators and the limit on increases in the subscriber base for our substantially fully penetrated AMC programming service.  Changes in the viewership ratings of our AMC and WE programming services may also significantly affect future advertising revenues.

Our advertising revenue as a percentage of total revenue has increased in the 2006 period as compared to the 2005 period and we expect this trend to continue.

Technical and operating expenses include primarily amortization of costs to license programming, including feature films, and programming and production costs. Depreciation and amortization expense of fixed assets and definite lived intangibles are not included in technical and operating expenses.

Technical and operating expenses for the three months ended March 31, 2006 increased $10.1 million (29%) compared to the same period in 2005. As a percentage of revenues, technical and operating expenses increased 5% for the three months ended March 31, 2006 compared to the same period in 2005. The increase in technical and operating expense is driven by an increase at AMC Networks and IFC of $8.5 million and $1.6 million, respectively. The increase at AMC Networks is primarily related to increased spending on licensed films and original productions. The increase at IFC is primarily related to increased amortization of licensed film content.

We believe that, in general, the level of our annual historical technical and operating expenses is largely indicative of future expense levels; however, there may be significant changes in the level of our expenses from quarter to quarter due to content acquisitions or program development activities. As additional competition for product develops from new programming services and alternate distribution technologies continue to develop in the industry, costs for film and other programming content may increase.

Selling, general and administrative expenses include primarily sales, marketing and advertising expenses, administrative costs and costs of office facilities. Selling, general and administrative expenses increased $7.2 million (19%) for the three months ended March 31, 2006 as compared to 2005. As a percentage of revenues, selling, general and administrative expenses increased 3% for the three months ended March 31, 2006 compared to the same period in 2005. The net increase is attributable to the following:

(dollars in millions)

Net increase in selling and marketing costs	$3.1
Increase in long-term incentive plan expense	1.2
Increase in share-based compensation expenses (including the effects of adopting Statement No. 123R)	2.5
Increase in other general and administrative costs	0.4
$7.2

The increase in selling and marketing costs at AMC Networks of $3.8 million and the decrease at IFC of $0.7 million is primarily attributable to marketing and promotion associated with the premiere of new original programming during the quarter.  The increase in long-term incentive plan expense is attributable to an increase at AMC Networks and IFC of $1.0 million and $0.2 million, respectively, due to new grants at the end of 2005 and during the three months ended March 31, 2006.  The increase in share-based compensation expenses (including the effects of adopting Statement No. 123R) of $2.5 million is driven by an increase at AMC Networks and IFC of $1.1 million and $1.4 million, respectively.  The increase in other general and administrative costs is primarily driven by an increase at IFC of $0.3 million for the three months ended March 31, 2006 compared to the same period in 2005.

Depreciation and amortization decreased $0.1 million (1%) for the three months ended March 31, 2006 compared to the same period in 2005 due to a decrease in depreciation expense relating to fixed assets.

Net interest expense increased $1.9 million for the three months ended March 31, 2006 compared to the same period in the prior year. Although outstanding bank debt decreased by $6.0 million at March 31, 2006 compared to the same period in 2005, interest expense on such bank debt increased by $3.0 million driven by higher variable interest rates. The increase in interest expense was partially offset by an increase in interest income of $1.1 million.

Income tax expense of $4.2 million and $7.2 million for the three months ended March 31, 2006, and 2005, respectively, resulted primarily from pretax income, the impact of state taxes and non-deductible expenses.

LIQUIDITY AND CAPITAL RESOURCES

The operations of the businesses that are included in our consolidated financial statements collectively have historically generated net cash flow from operations. However, each of our programming businesses has substantial programming, acquisition and development expenditure requirements.

We generated positive net cash from operating activities during 2005 and during the first quarter of 2006.  Our cash on hand and net cash from operating activities, plus proceeds from borrowings available to us, will provide funding to Rainbow developing programming services, which are not our subsidiaries, including the VOOM HD Networks, as well as for any other general corporate purposes, subject to the applicable covenants and limitations contained in our financing agreements. We currently expect that the net funding and investment requirements of these other Rainbow programming entities will be funded by distributions from us. In the first quarter of 2006, we distributed $65.0 million to Rainbow Programming Holdings LLC, our direct parent, to fund Rainbow developing programming services, including VOOM HD Networks.

The following table summarizes our outstanding debt and present value of capital leases as well as interest expense and capital expenditures as of and for the three months ended March 31, 2006:

(dollars in thousands)

Bank debt	$594,000
Capital leases	12,886
Senior notes	298,274
Senior subordinated notes	496,719
Total debt	$1,401,879

Interest expense	$32,086
Capital expenditures	$152

Total amounts payable in connection with our outstanding obligations as of March 31, 2006, including capital leases, are as follows for the following periods ended December 31, and thereafter:

2006	$6,784
2007	7,536
2008	7,536
2009	7,536
2010	7,536
Thereafter	1,378,684
$1,415,612

Debt Financing Agreements

Our credit facility is a $950 million senior secured credit facility, comprised of a $600 million term loan and a $350 million revolving credit facility secured by the assets and common equity interests of AMC LLC, The Independent Film Channel LLC and WE: Women’s Entertainment LLC and guaranteed by Rainbow Programming Holdings LLC and substantially all our other direct and indirect subsidiaries. Outstanding borrowings under the term loan were $594.0 million as of April 26, 2006, with $350.0 million in undrawn revolver commitments. Our ability to use the undrawn funds may be limited by covenants and restrictions on the permitted use of borrowed funds.

We were in compliance with all of our financial covenants as of March 31, 2006.

Future access to the debt markets and the cost of any future debt issuances are also influenced by credit ratings, which are provided by Moody’s Investors Service and Standard & Poor’s. On February 27, 2006, Standard & Poor’s announced that our corporate credit rating was changed to BB from BB-, the senior secured bank loan rating to BB+ from BB and the senior and senior subordinated unsecured debt to B+ from B. The ratings outlook was changed to stable from developing. Moody’s Investors Service’s ratings are B1 for the corporate family rating, Ba3 for the senior secured bank loan, B2 for the senior unsecured debt and B3 for the senior subordinated debt and the ratings outlook is stable.  Any future downgrade to our credit ratings by either rating agency could increase the interest rate on future debt issuances and could adversely impact our ability to raise additional funds.

CASH FLOW DISCUSSION

Operating Activities

Net cash provided by operating activities amounted to $6.0 million for the three months ended March 31, 2006 compared to $6.1 million for the three months ended March 31, 2005. The 2006 cash provided by operating activities resulted from $55.3 million of income before depreciation and amortization and non-cash items, partially offset by a net decrease in cash resulting from    net feature film inventory purchases totaling $27.3 million and decreases in cash resulting from a decrease of $17.6 million in accounts payable and accrued expenses and a decrease in net other assets and liabilities totaling $4.4 million.

The 2005 net cash provided by operating activities resulted primarily from $51.9 million of income before depreciation and amortization and non-cash items partially offset by a net decrease in cash resulting from net feature film inventory purchases totaling $25.7 million, a decrease in cash resulting from a decrease of $30.5 million in accounts payable and accrued expenses,  and an increase in cash resulting from changes in assets and liabilities of $10.4 million.

Investing Activities

Net cash used in investing activities for the three months ended March 31, 2006 was $0.2 million compared to less than $0.1 million for the three months ended March 31, 2005. The 2006 and 2005 investing activities consisted of capital expenditures.

Financing Activities

Net cash used in financing activities amounted to $67.0 million for the three months ended March 31, 2006 compared to $0.4 million for the three months ended March 31, 2005. In 2006 financing activities consisted of capital distributions to our parent of $65.0 million, repayment of bank debt of $1.5 million, and principal payments on capital leases of $0.5 million. In 2005, financing activities consisted of principal payments on capital leases.

Recently Issued Accounting Standards

In February 2006, the FASB issued Statement No. 155, Accounting for Certain Hybrid Financial Instruments - an Amendment of FASB Statements No. 133 and 140. Statement No. 155 allows financial instruments that contain an embedded derivative and that otherwise would require bifurcation to be accounted for as a whole on a fair value basis, at the holders’ election. Statement No. 155 also clarifies and amends certain other provisions of Statement No. 133 and Statement No. 140. Statement No. 155 is effective for all financial instruments acquired or issued in fiscal years beginning after September 15, 2006. We do not expect that the adoption of Statement No. 155 will have a material impact on our financial position or results of operations.